SAVANNAH CORP.
6929 East Cheney Drive
Paradise Valley, AZ 85253

July 1, 2008

Board of Directors
Davi Skin, Inc.
11990 San Vicente Boulevard, Suite 300
Los Angeles, California 90049

Dear Sirs:

This is to confirm our agreement (this "Agreement") between Savannah Corp. ("SC" "we" or "us"), and Davi Skin, Inc. ("the Company"). SC has various valuable contacts in the business and investment community and is in a position to introduce to the Company potential viable candidates for business opportunities. The Company would like to take advantage of SC's contacts.

Now therefore, the parties agree as follows:

Section 1. <u>Engagement.</u>

SC is hereby engaged as Financial Marketing Consultant to the Company with respect to financial marketing service, corporate finance, syndication, M&A and other general public relation matter for the twelve (12) month period commencing the date hereof (the "Term"), subject to termination as provided below. In connection with duties performed hereunder by SC or its affiliates, each shall devote such business time and attention to matters on which the Company shall request its services.

Each of the Company and SC may terminate this Agreement at any time upon five days written notice. Upon any termination, the obligations of both parties shall cease and this Agreement shall be of no further force and effect except Sections 3(b) and 6 which shall survive termination for a period of year and Section 5 which shall survive for a period of five years.

Section 2. <u>Services.</u>

(a) *Financial Services.*

During the term of this Agreement, SCS shall provide the Company with such regular and customary financial marketing services as are reasonably requested by the Company, provided that SC shall not be required to undertake duties not reasonably within the scope of the services in which it is generally engaged. In performance of its duties, SA shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of SC's advice is not

measured in a quantitative manner and SC shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by SC. SC duties may include, but will not necessarily be limited to:

- The financial structure of the Company or its divisions, in financing transactions;
- Introduction to sources for obtaining outside institutional financing;
- Introduction to corporate organization, personnel or needed specialty skills;
- Services relating to public relations and investor relations plan and/or advertising firms or mediums;
- Establish Marketing & Sales Program including introductions to various sales organizations; Mergers and acquisitions marketing, including reorganization, reverse mergers, divestitures, capital sources and due diligence studies;
- Syndication through investment associations, broker-dealer and/or institutional investor contact or other introductions;
- Periodic reporting as to developments concerning the general financial markets, which may be of interest or concern to the Company and its business; and
- Introduction to capital markets, private investors interested in investments in the Company.

(b) *M&A Services*

In connection with the proposed M&A Transaction (as defined below), our marketing services will include the following (i) assistance in the evaluation of a third party from a financial point of view, (ii) assistance and advice with respect to the form and structure of the thereof, (iii) conducting discussions and negotiations regarding a transaction and (iv) providing other related advice and assistance as the Company may reasonably request in connection with an M& A Transaction. SC will only advise on transactions in which SC has introduced a third party to the Company or as requested in writing by the Company. Any fees for services, as described herein, shall be limited to only those transactions in which SC has introduced a party to the Company or a written request has been delivered to SC by the Company to help facilitate the transaction (the "M&A Services").

(c) *Syndication Services.*

Our syndication services will begin with distribution of the Company research, and sponsorship of the Company presentations, through our membership in, or association with, several investment banking or investor related organizations including:

1) National Investment Bankers Assoc. ("NIBA"),
2) Financial Services Exchange ("FSX"),
3) Southern California Investment Assoc. ("SCAI"),
4) New York Discovery Expo,
5) Las Vegas Money Show, and others;

Each association represents substantial numbers of industry contacts, institutions, brokers, analysts and investors. We will serve as " the Company Sponsor" to these organizations, and at the request of the Company, will be schedulde and guided through the process of presentation and follow-up. Additionally, we shall make introductions of the Company to our network of IR firms, PR firms, Internet firms, Promoters, Industry or Investment Publications and other outside service providers.

We may also, from time to time, organize and conduct traditional road shows, broker luncheons, and/or investor presentations, and may further utilize certain technologies including virtual road shows, teleconferencing and/or mass email/faxing, for added convenience and ability to reach large audiences.

The syndication services described herein this section, will typically incur additional fees, costs and/or expenses to the Company, at the option of the Company, for participation in such events, or to engage services from outside vendors introduced by us. Compensation under this Agreement is for our time, contacts, memberships, and marketing services provided. Compensation under this Agreement is NOT inclusive of conference fees, travel expenses, meals, lodging, printing or publication costs, postage, or outside service provider's fees. Any such fees or expenses contemplated, shall only be incurred at the written request of Company, on a case by case basis, and shall be paid by the Company, or reimbursed to SC by the Company.

(d) *Advice to Other Clients.*

The Company further acknowledges that SC and its affiliates are in the business of providing introductions and financial marketing services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict SC or its affiliates in conducting such business with respect to others or in rendering such advice to others.

Section 3. <u>Compensation</u>.

(a) Definitions.

(i) For the purposes of this Agreement, the term "Financing Transaction" means any "Equity Transaction" any "Debt Transaction" any "M&A Transaction" and any "Real Estate Transaction."

(ii) An "Equity Transaction" shall mean any financial investment into the Company in which the Company issues, grants or conveys equity, including common stock, preferred stock, securities convertible into common stock or preferred stock, private equity lines, PIPES, partnership interests, membership interests, equity swaps, or other "ownership" stakes.

(iii) A "Debt Transaction" shall mean any transaction in which the Company issues or sells bonds, debentures, notes or other debt securities, borrows funds from any source including any bank, insurance company, or finance company or other investor loans or lines, whether senior, mezzanine or subordinated, and whether or not secured.

(iv) A "M&A" Transaction shall mean (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of a third party are combined with that of the Company, (ii) the acquisition, directly or indirectly, by the Company of all or a substantial portion of the assets or common equity of the Company by way of negotiated purchase or otherwise.

(v) A "Real Estate Transaction" means the purchase or sale of any real property by or from the Company, by whatever means accomplished.

(vi) For purpose of this Agreement, "Consideration" means the aggregate value, whether in cash, securities, assumption (or purchase subject to) of debt or liabilities (including, without limitation, indebtedness for borrowed money, pension liabilities and guarantees) or other property or services, paid or payable directly or indirectly (in escrow or otherwise) or otherwise assumed in connection with a Financing Transaction. The value of such Consideration shall be determined as follows:

(A) The value of securities, liabilities, obligations, property and services shall be the fair market value as we shall mutually agree upon at the date of the closing of the Financing Transaction; and

(B) The value of indebtedness, including indebtedness assumed, shall be the face amount.

(b) Transaction Fees.

If SC or any of its affiliates introduces the Company to any Candidate during the Term of this Agreement, and as a result of such introduction, a Financing Transaction is consummated with such Candidate during the Term of this Agreement, or during the 12 month period following the Term of this Agreement, the Company shall pay SC or its designee(s) upon the consummation of such Financing Transaction, the fees set forth below:

(i) Equity Transaction Fees due shall be based upon the net value of the Consideration given, paid, transferred or contributed by, or the Company, and shall be equal to ten percent (10%) of the first Five Million Dollars ($5,000,000.00) of the Consideration, five percent (5%) of the second Five Millions Dollars ($5,000,000.00) of the Consideration, one percent (1%) of all of the remaining Consideration. Unless otherwise mutually agreed upon in writing prior to the closing, the Equity Transaction Fee shall be paid in cash in full at the closing of the Equity Transaction. It is agreed on the first $5.0 million of Consideration the Equity Transaction Fee may be paid as follows 5% cash and

5% in shares of restricted Common Stock of the Company or 10% cash, at the election of the Company, paid or delivered at the close of the Equity Transaction or through an escrow account. The number of shares shall be determined dividing the amount of the Equity Transaction Fee to be paid in stock by the greatest of (A) most recent sales price of the Common Stock on the OTC Bulletin Board or (B) the price per share paid by the investors in such equity transaction.

(ii) Debt Transaction Fees due shall be based upon the net value of the Consideration given, paid, transferred or contributed by, or the Company in any Debt Transaction Candidate, and shall be equal to three percent (3%) of the consideration in case and two percent (2%) of the Consideration in shares of restricted common stock of the Company for a total of (5%) of the first Five Million Dollars ($5,000,000.00) of such net value, one and a half percent (1.5%) in cash of the second Five Million Dollars ($5,000,000.00), and one percent (1%) in cash of all of the remaining net value. Unless otherwise mutually agreed upon in writing prior to the closing of any Debt Transaction, the Transaction Fee shall be paid in full at the closing of the transaction.

(iii) M&A Transaction Fees shall be due if any M&A Transaction is consummated with a third party introduced by us, or the Company enters into a definitive agreement with a third party introduce by us which , at anytime thereafter results in transaction, equal to five percent (5%) of the Consideration, provided however, if the Company (directly or through a third party) procures the other party to the M&A Transaction without the direct or indirect introduction by us, and the Company has requested in writing that we provide M&A Services, the Company shall pay SC a fee equal to one percent (1%) of Consideration, with a minimum payment of Twenty Five Thousand ($25,000) Dollars, but only in the event we provide M&A Services to the Company in connection with the proposed transaction. The Company must have requested such marketing services in writing to SC. If we do not provide any services to a third party transaction as described above, the Company will not be liable for any fees to SC.

(iv) Real Estate Transactions Fees in an amount equal to five percent (5%) of the total Consideration; provided, however, if any other broker is entitled to receive any fee or commission in connection with such transaction, then the fee to SC shall be reduced to two and one-half percent (2.5%).

(v) The parties agree and acknowledge that the Company shall have sole discretion to negotiate and determine the terms and conditions of any Financing Transaction and that SC shall not be authorized or entitled to negotiate, communicate or make any representation on the Company's behalf without the Company's prior consent. The Company may reject or terminated any Financing Transaction in its sole discretion without liability to SC for any Transaction Fees that would otherwise be payable.

(c) *Consulting Fees.*
In exchange for the financial, syndication and M&A services provided under this Agreement, the Company agrees to pay SC a non-refundable monthly consulting fee of $10,000.00 USD (the "Consulting Fee") payable in cash upon the execution of this Agreement, and monthly thereafter on the 1st of each month. In the event the Company has insufficient working capital to sustain operations, SC agrees that the Consulting Fee shall be accrued without interest and payment deferred until the Company has sufficient working capital to pay or at Consultant's request may transfer to equity shares of the Company.

(d) Stock and Options.
The Company shall issue to SC, or its designee(s):

a. 400,000 newly issued restricted shares to be held by SC or its designee(s) as long-term investments (the "Shares"), and

b. Warrant to purchase an aggregate of 400,000 shares of Company Common Stock, of which Warrants to purchase 100,000 shares shall be exercisable at $0.50 per share, 100,000 shares shall be exercisable at $1.00 per share, 100,000 shares shall be exercisable at $1.50 per share, and 100,000 shares shall be exercisable at $2.00 per share. All Warrants shall remain exercisable for a period of five years from the date of this Agreement is executed (the "Warrants").

Section 4. <u>Additional Fees Definitions and Expenses</u>.

The Transactions Fees and the Consulting Fee set forth above shall be the sole compensation or remuneration paid to SC by the Company. Outside services requested by or agreed to by the Company will be billed at a cost plus 10% basis. All additional services must be approved by the Company in writing prior to incurring cost by SC.

The Company will reimburse all reasonable out-of-pocket expenses incurred by SC at time of presentation of documentation. The Company prior to incurring expense will approve all expenses over $250.00 USD.

Section 5. <u>Anti-Dilution Provisions</u>.

(a) *Adjustment for Recapitalization.*
If the Company at any time subdivide its outstanding shares of Common Stock by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of Common Stock to its stockholders, the number of Shares including shares then subject to the Warrants immediately prior to such subdivision shall be proportionately increased and the exercise price shall be proportionately decreased; and if there shall be any time combined the outstanding shares

of Common Stock by recapitalization, reclassification or combination thereof, the number Shares including the shares then subject to the Warrants immediately prior to such combination shall be proportionately decreased and the exercise price shall be proportionately increased. Any such adjustments pursuant to this Section 5(a) shall be effective at the close of business on the effective date of such subdivision or combination or if any adjustment is the result of a stock dividend or distribution then the effective date for such adjustment based thereon shall be the record date therefore.

(b) Adjustment for Reorganization, Consolidation Merger, Etc.

In case of any reorganization of the Company or in case the Company shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then and in each such case, upon the exercise of the Warrants at any time after the consummation of such reorganization, consolidation, merger or conveyance, SC shall be entitled to receive, in lieu of the Shares issuable upon the exercise of the Warrants prior to such consummation, the securities or property to which SC would have been entitled upon such consummation if SC had exercised the Warrants immediately prior thereto; in each such case, the terms of the Warrants shall be applicable to the securities or property receivable upon the exercise of the Warrants after such consummation.

Section 6. Indemnity.

The Company agrees to indemnify SC, its affiliates and all related persons, in accordance with the indemnification letter annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

Section 7. General.

The services to be provided by SC and/or its affiliates hereunder, do not include the giving of tax, legal, regulatory, actuarial or other specialist advice or the provision of any other services unless we specifically agreed in writing to provide such services. SC will have no liability in respect of any services or advice provided to the Company by persons other than SC affiliates (including accountants, legal advisers and other specialist advisers) and the degrees to which we may rely on the work of such other persons shall not be affected by any limitation of liability for such work agreed between then and the Company.

SC and/or its affiliates will not be held responsible or liable for any due diligence for the Company in relation to any transaction (whether in terms of nature, extent, adequacy or performance). In particular, we will not have any responsibility for due diligence which would normally be carried out by specialist advisers (such as accountancy, tax, legal or valuation advisers) notwithstanding that any information or advice from these advisers may be passed on to us or passed by us to the Company. It is solely the Company's responsibility to ensure that the information and advice relating to such due diligence is received and considered by the Company and is adequate for the purposes of the transaction.

Notwithstanding that SC and/or its affiliates are not held responsible or liable for due diligence, we reserve the right at our absolute discretion and for our own purposes to take whatever steps we may consider appropriate to satisfy ourselves as to the accuracy and completeness of any public documents issued in connection with any transaction and the Company agrees to co-operate fully with us in the taking of such steps.

This Agreement, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties.

This Agreement shall be governed by and construed under the law of the State of Nevada without regard to principles of conflicts of law thereof.

If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this Agreement, along with a check made payable to Savannah Corp. and securities registered as requested, and in the appropriate amounts, as per the terms of this Agreement.

By: ______________
Jan Wallace
President

ACCEPTED AND AGREED TO:
This 18th day of July, 2008

By: ______________
Munjit Johal
CFO
Davi Skin, Inc.

SCHEDULE A- INDEMNIFICATION

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that our role is marketing, the Company agrees to indemnify and hold harmless SC, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively the "Matters") contemplated by the engagement of SC hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defenses of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of SC hereunder, or any action or proceeding arising therefrom (collectively "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not however, be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will no. without the prior written consent of SC, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not SC or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement; compromise or consent includes an unconditional release of SC and each other Indemnified Party hereunder from all liability arising out of such Proceeding. In addition, SC agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification is sought under this Agreement, without the prior written consent of the Company, which consent shall not be reasonably withheld, delayed or conditioned.

The Company agrees that if any indemnification or reimbursement sought pursuant to this letter is held by a court for any reason to not be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and SC on the other, in connection with the Matters to which such indemnification or reimbursement related or, if such allocation is not permitted by applicable law, not only such relative benefits buts also the relative faults of us such parties to the Company and/or its stockholders and the SC with respect tot SC's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or consummated) for which SC is engaged to render financial marketing services bears to (ii) the fees paid to SC in connection with such engagement.

In no event shall the Indemnified Parties contribute or otherwise be liable for an amount of excess of the aggregate amount of fees actually received by SC pursuant to such engagement (excluding amounts received by SC as reimbursement of expenses).

The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to imitate or consummate any Matter referred to herein, (ii) any investigation made by or no behalf of any party hereto or any person controlling (within the meaning of Section 15 of Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or SC's engagement and (iv) whether or not SC shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.